PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 7, 2013)	Registration No. 333-189004

SBA COMMUNICATIONS CORPORATION

Offer to Exchange

$500,000,000 5.625% Senior Notes due 2019

for

$500,000,000 5.625% Senior Notes due 2019, that have been registered under the Securities Act of 1933

As set forth in the Prospectus and the Letter of Transmittal, holders whose certificates for Original Notes are not immediately available or who cannot deliver their certificates and all other required documents to the exchange agent at or prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer, or who cannot complete the procedures for book-entry transfer at or prior to 12:00 midnight, New York City time, on the expiration date, may tender their Original Notes pursuant to the guaranteed delivery procedures set forth in the Letter of Transmittal. This prospectus supplement supplements the Prospectus dated June 7, 2013 by including additional information concerning the procedure for guaranteed delivery of Original Notes.

No terms of the exchange offer have changed, this prospectus supplement solely provides additional procedures for tendering in compliance with the guaranteed delivery procedures.

The information set forth in this prospectus supplement is incomplete and should be in conjunction with the information contained in the prospectus dated June 7, 2013.

See the Section entitled “Risk Factors” that begins on page 6 of the Prospectus for a discussion of the risks that you should consider prior to tendering your Original Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2013.

Procedures for Tendering

If you wish to participate in the Exchange Offer and your Original Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the Exchange Offer, you must either:

•

complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or

•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent.” Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent. In conjunction with the Exchange Offer, we have provided for guaranteed delivery procedures which are set forth below under “Guaranteed Delivery Procedures” in this prospectus supplement and described in the letter of transmittal and the accompanying notice of guaranteed delivery.

Guaranteed Delivery Procedures

If your certificates for Original Notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 12:00 midnight, New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 12:00 midnight, New York City time, on the expiration date, you may nevertheless effect a tender of your Original Notes if:

•	the tender is made through an eligible institution;

•

prior to the expiration date of the Exchange Offers, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which:

(i)	sets forth your name and address and the amount of your Original Notes tendered;

(ii)	states that the tender is being made thereby; and

(iii)	guarantees that within three trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three trading days after the date of execution of the notice of guaranteed delivery.